UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 20, 2005

RemedyTemp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

California	0-5260	95-2890471
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Enterprise, Aliso Viejo, California		92656
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-425-7600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Approval of Short-Term Incentive Plan

On September 20, 2005, the Compensation Committee (the "Compensation Committee") of the Board of Directors of RemedyTemp, Inc. (the "Company") adopted the Fiscal Year 2006 Short-Term Incentive Plan. The plan applies to the fiscal year beginning October 3, 2005. Full-time employee colleagues, including executive officers, are eligible to earn an annual cash bonus under the plan with respect to fiscal 2006. Each participant is assigned a target bonus reflected as a percentage of annual salary.

Performance under the incentive plan is gauged by economic profit, which is a measure of the Company’s annual operating performance and includes a charge to reflect the opportunity cost of capital employed. For fiscal 2006, the plan will use pretax income and capital employed as the principal operating measures of economic profit. The performance targets and payout ranges have been set relative to the Company’s short- and long-term forecasts, cost of capital and other metrics based on market capitalization and cash flows. The target performance, threshold performance (75% of target) and maximum performance (150% of target) were established based on expected changes in economic profit.

The target bonuses for each of the named executive officers of the Company under the plan are as follows: Greg Palmer's target bonus is 60%; Monty Houdeshell's target bonus is 60%; Gunnar Gooding's target bonus is 43.33%; and Janet Hawkins' target bonus is 50%. These target bonuses represent a percentage of annual base salary. The range of payouts under the plan is from 75% to 150% of the target bonus percentage.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RemedyTemp, Inc.

September 23, 2005	By:	/s/ Monty A. Houdeshell

Name: Monty A. Houdeshell
Title: Senior Vice President and Chief Administrative Officer